Exhibit 99.1

Contact:	Media:	Investors:

	Rebecca Goldsmith	John Elicker
	Communications	Investor relations
	609-252-4551	609-252-3775
	rebecca.goldsmith@bms.com	john.elicker@bms.com

Suketu Desai
Investor relations
609-252-5796
suketu.desai@bms.com

BRISTOL-MYERS SQUIBB NAMES TOGO D. WEST, JR. TO

BOARD OF DIRECTORS

New York, New York (January 22, 2008) – Bristol-Myers Squibb Company (NYSE: BMY) today announced that Togo D. West, Jr. has been elected to its Board of Directors, effective today. West will serve as a member of the Compensation and Management Development Committee and the Committee on Directors and Corporate Governance.

West, 65, is currently chairman of TLI Leadership Group and of Noblis, Inc. He has been U.S. Secretary of the Army and U.S. Secretary of Veterans Affairs. He has practiced law as a partner in the New York law firm of Patterson, Belknap, Webb and Tyler and was of counsel to the D.C. based law firm of Covington and Burling. He also served as General Counsel to the Departments of Defense and of the Navy. Prior to his appointment with the Army, he was Senior Vice President for Government Affairs with the Northrop Corporation. More recently, he has been President and CEO of the Joint Center for Political and Economic Studies. West serves on the boards of Krispy Kreme Doughnuts, Inc. (NYSE: KKD) and AbitibiBowater Inc. (NYSE: ABH).

“We are very excited to have Togo join our Board,” said James D. Robinson III, chairman, Bristol-Myers Squibb. “He is a proven leader with an impressive track record in both the private and government sectors.”

“Togo is an insightful executive and an individual of the highest quality. His experience will be invaluable to our Board as we evolve into a next generation BioPharma enterprise,” added James M. Cornelius, chief executive officer, Bristol-Myers Squibb.

Bristol-Myers Squibb is a global biopharmaceutical and related healthcare products company whose mission is to extend and enhance human life.

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